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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "AMENDMENT") dated as of November 9, 2005 by and between Kitty Hawk, Inc., a Delaware corporation (the "COMPANY"), and American Stock Transfer & Trust Company (the "RIGHTS AGENT").

     WHEREAS, the Company and the Rights Agent have previously entered into that certain Rights Agreement dated as of January 21, 2004 (the "RIGHTS AGREEMENT"); and

     WHEREAS, Section 27 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are redeemable, the Company may from time to time supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock (as defined in the Rights Agreement); and

     WHEREAS, the Rights are currently redeemable; and

     WHEREAS, the Board of Directors has determined in good faith that the amendment to the Rights Agreement set forth herein is desirable and, pursuant to the terms of the Rights Agreement, has duly authorized such amendment to the Rights Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Amendment to the Definition of "Acquiring Person". The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          (a) "ACQUIRING PERSON" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan,
     (iv) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock, or (v) an Exempted Person (as such term is hereinafter defined). Notwithstanding the foregoing, if (i) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person, or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and (ii) within ten Business Days of being requested by the Company to advise it regarding the same, such Person certifies to the Company that such Person acquired shares of Common Stock in excess of 14.99% inadvertently or without knowledge of the terms of the Rights and who, together with all

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     Affiliates and Associates, thereafter does not acquire additional shares of
     Common Stock and within ten Business Days of being requested by the Company to do so disposes of the portion of such shares of Common Stock in excess of 14.99%, then such Person shall not be deemed to be or to have become an Acquiring Person for any purposes of this Agreement; provided, however, that if the Person requested to so certify fails to do so within ten Business Days of the Company's request or such Person fails to dispose of such shares of Common Stock in excess of 14.99% within ten Business Days of the Company's request, then such Person shall become an Acquiring Person immediately after such ten Business Day period. The phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

     2. Amendment to the Definition of "Beneficial Owner". The definition of "Beneficial Owner" set forth in Section 1(f) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          (f) A Person shall be deemed the "BENEFICIAL OWNER" of, and shall be deemed to "BENEFICIALLY OWN," any securities:

               (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not, for purposes of this paragraph (i), be deemed the "Beneficial Owner" of or to "beneficially own," (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) (Issuance of Rights Certificates -- Distribution Date; Rights Certificates) or Section 22 (Issuance of New Rights Certificates) (the "ORIGINAL RIGHTS") or pursuant to Section 11(i) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights -- Adjustment of Number of Rights) in connection with an adjustment made with respect to any Original Rights;

               (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and
     (B) is not also then reportable by such Person on a Schedule 13D under the Exchange Act (or any comparable or successor report); or


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               (iii) which are "beneficially owned," directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph
     (f)) or disposing of any voting securities of the Company;

provided, however, that nothing in this paragraph (f) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty (40) calendar days after the date of such acquisition.

     3. Amendment to the Definition of "Exempted Person". The definition of "Exempted Person" set forth in Section 1(t) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          (t) "EXEMPTED PERSON" shall mean Miller, unless and until the earlier of such time as (i) Miller, directly or indirectly, and together with its Affiliates and Associates, becomes the Beneficial Owner of 23.50% or more of the shares of Common Stock then outstanding (other than under circumstances described in Section 1(a)(iv) and in the second sentence of
     Section 1(a) (replacing for purposes of this clause (i) all references in Section 1(a) to 14.99% with 23.49%)), (ii) Miller, directly or indirectly, and together with its Affiliates and Associates, becomes the Beneficial Owner of less than 15% of the shares of Common Stock then outstanding, or
     (iii) Miller breaches the terms of the Standstill Agreement. Upon the occurrence of (i), (ii) or (iii) above, Miller immediately shall cease to be an Exempted Person.

     4. Deletion of Definitions. Section 1 of the Rights Agreement shall be amended as follows:

     (a) Section 1(q) of the Rights Agreement shall be amended and restated in its entirety as follows:

     "(q) [INTENTIONALLY DELETED]"

     (b) Section 1(z) of the Rights Agreement shall be amended and restated in its entirety as follows:

     "(z) [INTENTIONALLY DELETED]"

     (c) Section 1(ii) of the Rights Agreement shall be amended and restated in its entirety as follows:

     "(ii) [INTENTIONALLY DELETED]"

     (d) Section 1(pp) of the Rights Agreement shall be amended and restated in its entirety as follows:

     "(pp) [INTENTIONALLY DELETED]"

     5. Additional Definitions. Section 1 of the Rights Agreement shall be amended to include the following definitions:

     (uu) "MILLER" shall mean collectively, Lloyd I. Miller, III and any of his Affiliates and


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Associates.

     (vv) "STANDSTILL AGREEMENT" shall mean that certain Standstill Agreement, dated as of November 10, 2005, by and among the Company, Miller, and the other parties thereto.

     6. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     (a) Distribution Date; Rights Certificates. Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or such later date as the Board shall determine prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof such Person would be the Beneficial Owner of 15% (or, in the case of Miller, 23.50%, for so long as Miller is an Exempted Person) or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "DISTRIBUTION DATE"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company, except pursuant to the provision of Section 23 (Redemption and Termination)). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit 2 hereto (the "RIGHTS CERTIFICATES"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights -- Common Stock Adjustments) at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) (Fractional Rights and Fractional Shares -- Fractional Rights)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

     7. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended and restated in its entirety as follows:

     Section 27. Supplements and Amendments. For so long as the Rights are redeemable, and subject to the penultimate sentence of this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock or, on and after the Distribution Date, the holders of Rights Certificates. At any time when the Rights are no longer redeemable and subject to the penultimate sentence of this
Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates; provided, however, that no such supplement or amendment may (i) adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of any such Person) or, prior to the Distribution Date, holders of certificates representing shares of Common Stock;


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(ii) cause this Agreement again to become amendable other than in accordance with this sentence; or (iii) cause the Rights again to become redeemable. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price, the Final Expiration Date, the Purchase Price, or the number of one one-thousandths of a share of Preferred Stock for which a right is exercisable; provided, however, that at any time prior to (i) a Stock Acquisition Date or (ii) the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% (or, in the case of Miller, 23.50%, for so long as Miller is an Exempted Person) or more of the shares of Common Stock then outstanding the Board may amend this Agreement to increase the Purchase Price or extend the Final Expiration Date. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

     8. Effectiveness. This Amendment shall be effective as of November 9, 2005, as if executed by both parties on such date. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect, and all references to the Rights Agreement from and after such time shall be deemed to be references to the Rights Agreement as amended hereby.

     9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

     10. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     11. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     12. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

     13. Exhibits. Exhibit 2 to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

                                    * * * * *


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                    KITTY HAWK, INC.


                                    By: /s/ Robert W. Zoller, Jr.
                                        ----------------------------------------
                                    Name: Robert W. Zoller, Jr.
                                    Title: President and Chief Executive Officer


AGREED AND ACCEPTED:

AMERICAN STOCK TRANSFER & TRUST COMPANY


By: /s/ Herbert J. Lemmer
    -----------------------------
Name: Herbert J. Lemmer
Title: Vice President

           (Signature Page to the Amendment No. 1 to Rights Agreement)